Exhibit 10.38

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated and effective as of August 17th, 2017 (the “Effective Date”), by and among Trans-High Corporation, a corporation organized under the laws of the State of New York, doing business as “High Times” (the “Company”); and Scott McGovern, an individual (hereinafter sometimes referred to as the “Employee”). The Company and each of its subsidiaries and divisions are hereinafter sometimes individually or collectively referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Company is engaged in the production and sale of one or more print and digital publications and/or the establishment and production of seminars, conferences or events dedicated primarily to cannabis and the cannabis culture (collectively, the “Business”); and

WHEREAS, the Employer desires to retain the services of Employee, and Employee desires to be employed by the Employer; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Employment. Subject to the provisions of Section 7, the Employer agrees to employ Employee, and Employee agrees to accept such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Employee will be employed as the Senior Vice President of Publishing of the Employer, responsible for the oversight of the Company’s print and on-line publications. In such connection, the Employee shall report to the Chief Executive Officer of the Company and Holdings and shall have the duties and responsibilities assigned by the Chief Executive Officer. Employee shall perform faithfully and diligently all duties and responsibilities to be performed and assigned to him. The Boards of the Employer or the Chief Executive Officer reserves the right to modify Employee’s position and duties at any time in its reasonable discretion.

2.2 Best Efforts/Full-time. Employee will expend Employee’s best efforts on behalf of the Employer, and will abide by all policies and decisions made by the Employer, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of the Employer at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s duties and responsibilities for the Employer. Notwithstanding any of the foregoing, it is expressly agreed and understood that Employee shall be entitled to spend a reasonable amount of his working time on (i) charitable activities and personal investments and (ii) other business-related ventures subject to approval by the Board.

2.3 Location. Employee will initially be located in New York. Employee will engage in such traveling as may be required for the performance of his duties and responsibilities on behalf of the Employer.

3. Duration of Employment; Termination. The employment relationship pursuant to this Agreement shall be for a term commencing on and as of the Effective Date and continuing for the period ending September 30, 2020 (the “Contemplated Term”), unless sooner terminated in accordance with Section 7 below (the “Term”). The parties hereto may by mutual consent extend the Contemplated Term beyond September 30, 2020.

4. Compensation.

4.1 Base Salary. During the Contemplated Term, the Employer shall pay to Employee an initial base salary at the annual rate of Two Hundred and Fifty Thousand ($250,000) Dollars as compensation for Employee’s performance of Employee’s duties hereunder (the “Base Salary”). Such Base Salary shall be made payable in accordance with the normal payroll practices of the Employer, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2 Annual Bonus. During the period commencing on the Effective Date and ending each twelve (12) consecutive month period thereafter during the Term of this Agreement (each an “Anniversary Period”), The Employee shall be entitled to receive an annual bonus, the “Bonus”), not to exceed an additional Two Hundred and Fifty Thousand ($250,000) Dollars in each Anniversary Period, subject to the Employee being directly responsible for the Employer achieving certain increases in their consolidated net revenues (the “Revenue Targets”) at the end of each relevant Anniversary Period which shall be in excess of such consolidated net revenues derived in the immediately preceding Anniversary Period. Such Revenue Targets and other conditions to vesting of the Bonus shall be consistent with the Employee’s duties and position with the Employer and shall be on such terms to be established by the Board of Directors of the Company (as such Board will be constituted for purposes of obtaining a listing on a National Securities Exchange) within 120 days from the Effective Date and set forth in a schedule to this Agreement, subject to shareholder approval intended to satisfy the rules under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) for performance-based compensation, for fiscal years ending after December 31, 2017. Employer shall use its best efforts to procure such shareholder approval, and, failing to do so, in consultation with Employee, Employer agrees to negotiate in good faith with Employee for the implementation of a reasonable alternative, for which Employer will again use its best efforts to obtain shareholder approval. In the event the Employee’s employment is terminated by the Employer prior to the end of any Anniversary Period, if a Bonus has been earned by the end of such Anniversary Period, the amount of such Bonus shall be appropriately pro-rated. To the extent earned, the Bonus shall be payable within 60 days following the expiration of each Anniversary Period. The Bonus shall be payable at the Company’s sole option in stock or in cash, and if paid in stock it shall be based upon the price of stock as of the date that such Bonus was earned.

4.3 Time Off. Employee shall accrue personal time of for sick leave, personal reasons, and holidays according to applicable Company policy, except that Employee shall accrue personal time off for vacation in accordance with the Employee’s accrual rate of 14 days per each calendar year (with an additional 7 days for each year of service), which may be rolled over (applied) to the subsequent year in addition to each calendar’s year accrual.

5. Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to other employees of the Employer as are described in the employee handbook of the Company and which may be changed at the Company’s discretion from time to time. The Employer reserves the right to change or eliminate in its sole discretion fringe benefits on a prospective basis, at any time. The Employee shall at all abide by the Employer’s policies, rules and standards. In addition, the Employee shall sign an acknowledgment that he understands the Company’s rules of conduct which are included in the Company Handbook.

6. Business Expenses. Employee shall be reimbursed by the Employer for any actual out of pocket business expenses, including reasonable travel, relocation, and other reasonable business expenses incurred by Employee in connection with Employee’s services on behalf of the Employer in accordance with the Employer’s customary policies and procedures; provided that Employee shall submit proof of such expenses prior to reimbursement within a reasonable amount of time following such expenses. Employee will adhere to travel policies and expense submissions. The Employer reserves the right to change such policies and procedures on a prospective basis, at any time, effective upon reasonable notice to Employee.

7. Termination of Employee’s Employment.

7.1 Termination for Cause by Company. Although the Employer anticipates a mutually rewarding employment relationship with Employee, the Employer may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as the occurrence of any one of the following: (a) any acts or omissions constituting gross negligence or willful misconduct on the part of Employee that is materially injurious to the business of the Employer; (b) Employee’s material breach of the provisions of Sections 10, 11, 12 or 13 of this Agreement that is materially injurious to the Employer; (d) Employee’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony (other than traffic-related or similar offenses) or crime of moral turpitude; (e) Employee’s inability to perform the essential functions of Employee’s position, with reasonable accommodation, due to a mental or physical disability for a period of 90 days as defined in the Employer’s disability benefit plan applicable to senior Employee officers of the Employer as in effect on the date thereof, and if no plan exists, then disability shall be determined in accordance with Treas. Reg. Section 1.409A-3(i)(4)(i); or (f) Employee’s material and willful failure or refusal on more than one occasion (in each case, of which he is made aware in writing by Employer promptly and in no event more than seven days after such failure or refusal) to perform Employee’s duties in accordance with Section 2.1 hereof, if there is a demonstrable adverse effect to Employer. In the event Employee’s employment is terminated in accordance with this Section 7.1, Employee shall be entitled to receive only Employee’s Base Salary in accordance with Section 4.1 above, then in effect, prorated to the date of termination, and all fringe benefits through the date of termination including without limitation all accrued and unused vacation. All other Company obligations to Employee pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Employee shall be subject to the surviving provisions of this Agreement as set forth below.

7.2 Termination Without Cause by Company or for Good Reason by the Employee. The Employer may terminate Employee’s employment under this Agreement without Cause and Employee may terminate his employment under this Agreement for Good Reason at any time upon 60 days’ prior written notice to the other. In the event Employee’s employment is terminated in accordance with this Section 7.2, Employee shall be entitled to receive an amount equal to (a) six (6) months Base Salary, in accordance with Section 4.1 above, less all applicable taxes and deductions, and (b) any accrued and unpaid Bonus to which the Employee may then be entitled (the “Severance Package”). The Severance Package shall be paid in equal installments over a six (6) month period, in accordance with the normal payroll practices of the Employer commencing with the first payroll date occurring on or after the 30th day following the date of Employee’s termination pursuant to this Section 7.2.

For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to in writing by Employee,

(i) the material reduction of Employee’s title, authority, duties or responsibilities, or the assignment to Employee of duties materially inconsistent with Employee’s positions with Employer as stated in Section 2.1 hereof;

(ii) (A) a reduction in the annual Base Salary of Employee, (B) any failure to comply with the provisions of Section 4.2 (relating to certain arrangements governing bonuses), or (C) without limiting the foregoing, any failure to pay the Annual Base Salary or any bonus to Employee in accordance with Section 4.2, as applicable if such failure is not cured by Employer within five days of notice of such failure (provided that Employer shall not have repeated rights to cure);

(iii) the relocation of Employee’s office outside of New York city;

(iv) Employer’s failure to pay Employee any amounts otherwise due hereunder or under any plan, policy, program, agreement, arrangement or other commitment of Employer if such failure is not cured by Employer within 15 days of notice of such failure;

(v) the failure by Employer to obtain an agreement in form and substance reasonably satisfactory to Employee from any successor to the business of Employer to assume and agree to perform this Agreement;

(vi) any other material breach by Employer of this Agreement; or

(vii) the failure of the Company to complete a Qualified Pubco Transaction (as hereinafter defined) on or before April 20, 2018. For purposes of this Agreement, a “Qualified Pubco Transaction” shall be defined as (a) a reverse merger or similar transaction between the Company and a corporation whose securities are publicly traded in the United States or other jurisdiction, (b) the quotation of the Company’s securities for purchase and sale on a U.S. or foreign quotation service or (c) the filing with an applicable regulatory body which results in the Company becoming an entity whose securities are publicly traded on a United States or foreign stock exchange.

In the event Employee’s employment is terminated in accordance with this Section 7.2, all other Company obligations to Employee pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Employee shall not be subject to any of the surviving provisions of this Agreement, including, but not limited to, the provisions of Sections 10, 11, 12 or 13 set forth below. Notwithstanding and in addition to anything to the foregoing, in the event Employee’s employment is terminated in accordance with section (vii) of this Section 7.2, Employee shall also be entitled to cause the Online Advertising Sales representation Agreement between Green Rush Daily, Inc. and Trans-High Corporation to be terminated.

Notwithstanding anything to the contrary in this Section 7.2, in the event that Company completes a Qualified Pubco Transaction on or before April 20, 2018, the Employee shall no longer have a right to terminate this Agreement for Good Reason pursuant to this Section 7.2.

7.3 Voluntary Resignation by Employee. Employee may voluntarily resign Employee’s position with the Employer at any time on thirty (30) days’ advance written notice to the Employer, unless such resignation is due to a medical emergency or family health crisis, in which case Employee may voluntarily resign upon reasonable notice. In the event of Employee’s resignation, Employee will be entitled to receive only Employee’s Base Salary, subject to Section 4.1 above, prorated to the date of termination of employment, and all fringe benefits through the date of termination including without limitation all accrued and unused vacation. All other Company obligations to Employee pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Employee shall be subject to the surviving provisions of this Agreement as set forth in Sections 10, 11, 12 0r 13 below.

7.4 Expiration of Term. Upon the expiration of the Term, this Agreement will expire, Employee’s employment with the Employer will terminate and Employee will only be entitled to Employee’s Base Salary and any accrued Bonus, subject to Section 4.2 above, then in effect paid through the last day of the then current term, and all fringe benefits through the last day of the then current term. All other Company obligations to Employee pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Employee shall be subject to the surviving provisions of this Agreement as set forth in Sections 10, 11, 12 or 13 below.

7.5 Resignation on Boards or Other Positions. Employee agrees that should Employee’s employment be terminated under Section 7.1, Section 7.2 or Section 7.3, Employee will immediately resign all other positions (including membership on all of the Boards and any committees of the Boards) Employee may hold with the Employer, including its subsidiaries and/or affiliate entities.

8. Stock Options. 100% of the capital stock of Employer is owned of record and beneficially by Hightimes Holding Corp., a Delaware corporation (“Holdings”). As at the Effective Date, Holdings is authorized to issue an aggregate of 55,000,000 shares of its capital stock, $0.0001 par value per share, of which (i) 50,000,000 shares are designated as common stock, with 40,000,000 shares designated as Class A voting common stock (“Holdings Class A Common Stock”) and 10,000,000 shares designated as Class B non-voting common stock (the “Holdings Class B Common Stock”, and together with the Class A Common Stock, the “Holdings Common Stock”), and (ii) 5,000,000 shares designated as preferred stock (the “Holdings Preferred Stock”) which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of the Company may, from time to time, designate. As at the Effective Date of this Agreement, an aggregate of 10,169,746 shares of Holdings Class A Common Stock are issued and outstanding, and no shares of Holdings Class B Common Stock have been issued. Subject to the approval of Holdings’ Board of Directors, the Employee will be granted an option (the “Option”) to purchase up to 150,000 shares of Holdings Class B Common Stock (the “Option Shares”) at an exercise price of $4.20 per share (the “Exercise Price”). Such Option will be subject to the terms and conditions applicable to options granted under the Holdings Incentive Stock Option Plan and in the applicable stock option agreement, which Employee will be required to sign. The Option and the Option Shares will vest at the rate of one-third (1/3) of the Option Shares as of the end of each Anniversary Period following the Effective Date. Each of Holdings and the Employer agree that the Exercise Price per Option Share is equal to the fair market value per share on the Effective Date of this Agreement, being the date on which the Option is deemed to be granted, and is based on the last per share sale price of shares of Class A Common Stock of Holdings, as determined by the Board of Directors of Holdings in good faith compliance with applicable guidance in order to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. In the event Employee’s employment is terminated in accordance with Section 7.2 of this Agreement within eighteen (18) months following the date of this Agreement, one-half (1/2) of the Option Shares will be deemed to have vested. Further, in the event Employee’s employment is terminated in accordance with Section 7.2 of this Agreement on or after the date that is eighteen (18) months following the date of this Agreement, all of the Option Shares will be deemed to have vested. It is expressly acknowledged and agreed that, to the extent permitted by applicable law, the option to be granted to Employee hereunder shall be qualified as an “incentive stock option,” as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended. Further, Employer shall (i) include the shares subject to all options granted to Employee in any registration statement on Form S-8 or other applicable registration form that it may file for such purpose, and (ii) have all option grants be exempt under Rule 16b-3 of the Securities and Exchange Commission.

9. No Violation of Rights of Third Parties. Employee represents and warrants to the Employer that Employee is not currently a party, and will not become a party, to any other agreement that is in conflict with, or will prevent Employee from complying with, this Agreement. Employee further represents and warrants to the Employer that Employee’s performance of all of the terms of this Agreement as an employee of the Employer does not breach any other agreement or violate any duty which Employee may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Employee agrees that he will not do anything in the performance of services hereunder that would violate any such duty.

10. Other Covenants. The parties hereto hereby make the following covenants, each of which are acknowledged and agreed to be a material part of this Agreement:

10.1 During the Contemplated Term of employment with each Employer, Employee will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Employee prior to Employee’s employment with Employer, or (b) disclose to the Employer, or use or induce the Employer to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. Employee acknowledges that the Employer has specifically instructed Employee not to breach any such agreement or make any such disclosures to the Employer.

10.2 During the Term of Employee’s employment with the Employer and after the termination thereof, Employee and Employer shall refrain from making any disparaging statements or remarks regarding or towards one another, including and extending to any subsidiaries and/or affiliate entities of the Employee or Employer, their products, services, agents or employees or any of the products, services, agents or employees of, including any subsidiaries and/or affiliate entities.

10.3 During the Term of Employee’s employment with the Employer and after the termination thereof, at the Employer’s expense and upon its reasonable request, Employee will cooperate and assist Employer in its defense or prosecution of any disputes, differences, grievances, claims, charges, or complaints between any Employer and any third party, which arise during the period of Employee’s employment hereunder, which assistance will include testifying on the Employer’s behalf in connection with any such matter or performing any other task reasonably requested by Employer in connection therewith.

11. Confidential Information.

(a) The term “Confidential Information” and “Trade Secrets” is used herein in its legal sense and includes (without limitation) trade secrets and other confidential and proprietary information, as well as any information in the possession of the Employer, including any of its subsidiaries and/or affiliate entities, whether created by Employer or any of its subsidiaries and/or affiliate entities, which is kept or intended to be kept as a secret from others whether or not the secret or confidential or proprietary information provides a measurable commercial benefit to Employer or any of its subsidiaries and/or affiliate entities. Employee agrees to keep strictly confidential, and to use solely for purposes of performing Employee’s employment-related duties, any intellectual property or Confidential Information and Trade Secrets disclosed to Employee by Employer or any of its subsidiaries and/or affiliate entities or its customers and suppliers in the course of Employee’s employment. For the purposes of this agreement, Confidential Information shall include, without limitation: all business plans, strategies, corporate policies, financial information, operation of technical information, marketing information, customer lists and preferences, current or anticipated customer requirements, price lists, marketing studies, sales analyses, product plans, supplier information, employee information, organizational structure, employee lists, information regarding labor relations, employee remuneration and any other confidential information concerning the business and affairs of Employer, any of its subsidiaries and/or affiliate entities or its customers and suppliers, including information which, though technically not trade secrets, the unauthorized dissemination or knowledge of which might prove prejudicial to the business interests of Employer or any of its subsidiaries and/or affiliate entities. Employee understands that both the Confidential Information and intellectual property are proprietary rights that the Employer or any of its subsidiaries and/or affiliate entities is entitled to protect, and accordingly, Employee agrees not to disclose such information either during or subsequent to Employee’s employment without the prior written consent of the Employer, or to make use of such information for Employee’s personal benefit, or for the benefit of any other person, firm, corporation or entity. In addition, if requested at any time, Employee shall execute a separate Employee Confidentiality Agreement in the form prescribed by the Employer as a condition of Employee’s continued employment.

(b) Notwithstanding Section 11(a) above, Employee will not be required to maintain as confidential any Confidential Information or Trade Secrets that (i) becomes generally available to the public other than as a result of a disclosure by the Employee or any of their Affiliates; or (ii) is required to be disclosed pursuant to the terms of a valid subpoena or order by any Governmental Authority or under any Law or other legal requirement; and provided, further, that the Employee may disclose Confidential Information (x) to their counsel, accountants and agents on a need-to-know basis (provided that any such person shall be informed of the confidential nature of such information and directed not to disclose or make public such Confidential Information or Trade Secrets) and (y) in any action, suit or proceeding between the parties. In the event that the Employee or any of their Affiliates are requested or required to disclose any Confidential Information or Trade Secrets pursuant to the preceding clause (ii), the Employee shall provide Employer with prompt written notice of the request or requirement so that Employer may, at the Employer’s cost, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10.1(b). If, in the absence of a protective order or other remedy or the receipt of a waiver by Employer, the Employee or one of their Affiliates, as applicable, on the written advice of counsel, is required to disclose such Confidential Information or Trade Secrets to any Governmental Authority or else stand liable for contempt or suffer other censure or penalty, the Employee or one of their Affiliates, as applicable, may disclose that portion of the Confidential Information or Trade Secrets which such counsel advises the Employee or one of their Affiliates, as applicable, is legally required to disclose; provided that the Employee shall use their best efforts to obtain, at the request and cost of Employer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information or Trade Secret required to be disclosed as Employer shall designate. Following the Closing, Employer and Employee shall treat the terms and conditions of this Agreement as Confidential Information.

12. Non-Solicitation. Employee acknowledges that in the course of Employee’s employment with the Employer, Employee will serve as a member of the Employer’s management and will become familiar with Employer trade secrets and with other confidential and proprietary information and that Employee’s services will be of special, unique and extraordinary value to Employer. Therefore, in consideration of the foregoing, Employee agrees that, during the Contemplated Term of this Agreement and for a period of twenty-four (24) months following the Term, Employee shall not:

(a) solicit individuals who are presently or may become employees of Employer, including it’s subsidiaries and/or affiliate entities to be employees of any other business, other than through general advertising not targeted against Employer or any of its subsidiaries and/or affiliate entities;

(b) directly or indirectly induce or attempt to induce any employee of Employer or any of its subsidiaries and/or affiliate entities to leave the employment of Employer or any of its subsidiaries and/or affiliate entities, or in any way interfere with the relationship between Employer, including its subsidiaries and/or affiliate entities and any employee thereof; or

(c) induce or attempt to induce any customer, supplier, licensee or other business relation of Employer, including any of its subsidiaries and/or affiliate entities, to cease doing business with, or modify its business relationship with, Employer, its subsidiaries and/or affiliate entities, or in any way interfere with or hinder the relationship between any such customer, supplier, licensee or business relation and Employer, or any of its subsidiaries and/or affiliate entities.

13. Non-Competition. During the term of his employment and for a period of one year following the termination of this Agreement (the “Restricted Period”), the Employee agrees that he shall not, without the prior written consent of the Employer, own any equity interest in, be employed by, or act as a consultant to, any corporation, partnership, limited liability company or other entity (each, an “Entity”) that is engaged in competition with the Business of the Employer or Holdings (as the term “Business” is defined in this Section 13 below), except that the Employee may be employed by, or act as a consultant to, any corporation, partnership, limited liability company or other entity that has been specifically approved by the Board in accordance with the provisions of Section 2.2 hereof. The provisions of this Section 13 shall not apply to any Entity in which the net revenues of the competing Business in the fiscal year immediately preceding the acquisition did not exceed five (5%) percent of the aggregate net revenues of the Business of the Employer or Holdings. For purposes of this Section 13, the term “Business” shall mean and be limited to (a) the production and sale of one or more print and digital publications, (b) the establishment and production of seminars, conferences or events, and (c) other e-commerce initiatives and licensing of the “High Times”® brand, including the development of an e-commerce store offering clothing and other products; in each case, associated with cannabis or dedicated primarily to cannabis and the cannabis culture.

14. Rights to Intellectual Property. Employee acknowledges and agrees that any and all trademarks, copyrights, letters patent, patent applications, and other intellectual property rights and design, software, form ware and related documentation, and works of authorship, that are created by Employee during the period of Employee’s employment and related to this Agreement and Employee’s employment with the Employer, shall belong to the Employer. There shall be no obligation on the Employer or any of its direct or indirect licensees to designate Employee as author of any such design, software, form ware or related documentation when distributed, publicly or otherwise, nor to make any distribution. Employee hereby waives and releases all of Employee’s rights to the foregoing.

15. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Section 11 through Section 14 hereof would cause irreparable injury to Employer and agrees that in the event of any such breach, Employer shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security in addition to any other relief to which Employer may be entitled and other remedies Employer may exercise under this Agreement or otherwise.

16. General Provisions.

16.1 Successors and Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

16.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

16.3 Attorneys’ Fees. In the event of a dispute involving the interpretation or enforcement of this Agreement, a court shall award reasonable attorneys’ fees and costs to the prevailing party.

16.4 Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

16.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Employer, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.6 Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship described herein, Employee and Employer agree that (i) any and all disputes between Employee and Employer shall be fully and finally resolved by binding arbitration in accordance with the then binding procedures of the American Arbitration Association located in Los Angeles, California, (ii) the Employee hereby waives any and all rights to a jury trial but the award of the arbitrators may be enforced in any federal or state court referred to in Section 15.7 below, (iii) the arbitration shall provide for adequate discovery, and (v) the losing party shall pay all but the first $125 of the arbitration fees.

16.7 Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Los Angeles, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, and agrees that the state or federal courts in Los Angeles, California shall have exclusive jurisdiction over any dispute arising between the parties related to this Agreement or Employee’s employment with the Employer.

16.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth under the signatures below, or such other address as either party may specify in writing.

16.9  Survival. Section 10 (“Other Covenants”), Section 11 (“Confidentiality Information”), Section 12 (“Non-Solicitation”), Section 13 (“Non-Competition”), Section 14 (“Rights to Intellectual Property”), Section 15 (“Injunctive Relief”), Section 16 (“General Provisions”), and Section 17 (“Entire Agreement”) of this Agreement shall survive termination of Employee’s employment with the Employer.

17.  Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Employer. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[signature page follows]

IN WITNESS WHEREOF, THE PARTIES TO THIS EMPLOYMENT AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS EMPLOYMENTAGREEMENT ON THE FIRST DATE WRITTEN ABOVE.

EMPLOYEE:

/s/ Scott McGovern
Scott McGovern

TRANS-HIGH CORPORATION

By:	/s/ Adam Levin
Name:	Adam Levin
Title:	Chairman of the Board of Directors

With respect to the provisions of Section 8 above:

HIGHTIMES HOLDING CORP.

By:	/s/ Adam Levin
Name:	Adam Levin
Title:	Chief Executive Officer and Chairman of the
Board of Directors

SCHEDULE A

Terms of Employee Stock Option or Stock Award